 Exhibit 99.2

NEWS RELEASE

Paragon Commercial Corporation Announces Closing of Its Initial Public Offering
RALEIGH, NC, June 21, 2016 – Paragon Commercial Corporation (“Paragon”) (Nasdaq: PBNC), parent company of Paragon Bank, today announced the closing of its previously announced initial public offering of shares of its common stock at a price to the public of $34.00 per share. In connection with the offering, the underwriters exercised their option to purchase additional shares of common stock from Paragon, bringing the total offering to 845,588 shares. The shares sold in the offering began trading on the Nasdaq Capital Market under the symbol “PBNC” on June 16, 2016.

Raymond James & Associates acted as the book-running manager for the offering and Sandler O’Neill & Partners, L.P. acted as co-manager.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on June 15, 2016. The registration statement Paragon has filed with the SEC can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, 800.248.8863, prospectus@raymondjames.com; or from Sandler O'Neill & Partners, L.P., by phone at 866.805.4128 or email at syndicate@sandleroneill.com.

CONTACT:
Steve Crouse – Paragon Commercial Corporation, Chief Financial Officer, 919.534.7404 or SCrouse@ParagonBank.com.

ABOUT PARAGON COMMERCIAL CORPORATION
Paragon Commercial Corporation is the parent company of Paragon Bank, which provides a private banking experience to businesses, professionals, executives, entrepreneurs and other individuals. Founded in Raleigh, North Carolina in 1999, Paragon Bank currently has assets of $1.3 billion. Banking services are provided through highly responsive professionals, an extensive courier service, online and mobile technologies, free worldwide ATM access, and a select number of strategically placed offices in Raleigh, Cary and Charlotte, NC.

FORWARD LOOKING STATEMENTS
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: potential volatility of the market for our common stock; our discretion in using the proceeds of the offering; risks associated with our business; and the other risk factors set forth from time to time in our Form S-1 and other SEC filings, copies of which are available free of charge on our website at www.ParagonBank.com. Paragon Commercial Corporation assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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